Contact: Jennifer Rosa         (216) 429-5037 Exhibit 99.1
For release October 30, 2024

TFS Financial Corporation Announces Fourth Quarter and 2024 Fiscal Year Results
Home Equity and Retail Deposit Growth Among the Highlights
(Cleveland, OH - October 30, 2024) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company", "we", "our"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the quarter and fiscal year ended September 30, 2024.
“During the year, Third Federal capitalized on the strong growth in our home equity products, and earnings increased approximately 6% in 2024 from the prior year, to almost $80 million,” said Chairman and CEO Marc A. Stefanski. "We successfully navigated margin compression and reduced our expense-to-asset ratio from 1.30 to 1.20 percent through natural attrition and cost-management efforts. We are proud that much of our $745 million in deposit growth came through our retail branch system in Ohio and Florida. And, to further support Third Federal, our nearly 11% Tier 1 capital ratio keeps us strong, stable and safe.”
The Company reported net income of $18.2 million for the quarter ended September 30, 2024 compared to $20.0 million of net income for the quarter ended June 30, 2024. The decrease was mainly due to the change in the provision for credit losses and a decrease in net interest income between the two periods.
Net interest income decreased $0.6 million, or 0.9%, to $68.7 million for the quarter ended September 30, 2024 from $69.3 million for the quarter ended June 30, 2024. The change was primarily due to an increase in the average balance of total interest-bearing liabilities, primarily certificates of deposit, compared to a decrease in the average balance of total interest-earning assets, primarily cash equivalents. The interest rate spread and net interest margin held steady between the two quarters at 1.36% and 1.67%, respectively.
During the quarter ended September 30, 2024, there was a $1.0 million provision for credit losses compared to a $0.5 million release of provision for the quarter ended June 30, 2024. Net recoveries were $1.1 million for the quarter ended September 30, 2024 compared to $1.4 million for the previous quarter. The total allowance for credit losses increased $2.1 million during the quarter to $97.8 million, or 0.64% of total loans receivable, from $95.7 million, or 0.63% of total loans receivable, at June 30, 2024. The increase was mainly due to growth in loans held for investment, primarily the home equity loans and lines of credit portfolios. The total allowance for credit losses included a liability for unfunded commitments of $27.8 million and $28.2 million at September 30, 2024 and June 30, 2024, respectively.
Total assets increased by $55.8 million, or less than 1%, to $17.09 billion at September 30, 2024 from $17.03 billion at June 30, 2024. The increase was mainly due to increases in loans held for investment and prepaid expenses and other assets, partially offset by a decrease in cash and cash equivalents.
Cash and cash equivalents decreased $96.7 million, or 17%, to $463.7 million at September 30, 2024 from $560.4 million at June 30, 2024 due to normal fluctuations and liquidity management.
Loans held for investment, net of allowance and deferred loan expenses, increased $132.1 million, or less than 1%, to $15.32 billion at September 30, 2024 from $15.19 billion at June 30, 2024. During the quarter ended September 30, 2024, the combined balances of home equity loans and lines of credit increased $296.5 million and residential core mortgage loans decreased $160.4 million. Repayments and sales of residential mortgage loans held for investment outpaced originations during the quarter ended September 30, 2024. The volume of mortgage loan originations remains low due to a relatively high interest rate environment, resulting in minimal refinance activity.
Prepaid expenses and other assets increased $31.0 million, or 37%, to $114.1 million at September 30, 2024 from $83.1 million at June 30, 2024. This increase was primarily due to increases in the net deferred tax asset of $11.6 million, the funded status of the defined benefit plan of $6.5 million and the swap margin receivable, related to changes in the market values of swap instruments, of $6.1 million. Additionally, there was a $7.4 million decrease in uncleared wire transfer receipts, primarily loan repayments, between the periods compared. The change in the net deferred tax asset, which was a net liability at September 30, 2023, was primarily due to a decrease in the net unrealized gain or loss on swap instruments, which are recorded in other comprehensive income net of related tax effect.
Deposits increased $169.1 million, or 2%, to $10.20 billion at September 30, 2024, compared to $10.03 billion at June 30, 2024, consisting of a $277.3 million increase in primarily retail certificates of deposit ("CDs") and decreases of $58.8 million in savings accounts, $15.3 million in money market deposit accounts, and $35.5 million in checking accounts. The increase in retail deposits was achieved through competitive rate and enhanced product offerings, supported by marketing efforts.

Borrowed funds decreased $36.5 million to $4.79 billion at September 30, 2024 from $4.83 billion at June 30, 2024, as maturing borrowings were paid off with cash and partially replaced with retail deposits.
Accrued expenses and other liabilities decreased by $83.1 million, or 46%, to $97.8 million at September 30, 2024 from $180.9 million at June 30, 2024 primarily related to in-transit real estate tax payments that cleared during the quarter.
Fiscal Year 2024
The Company reported net income of $79.6 million for the fiscal year ended September 30, 2024, an increase of $4.3 million compared to net income of $75.3 million for the fiscal year ended September 30, 2023. The change was primarily due to an increase in non-interest income and a decrease in non-interest expense, partially offset by a decrease in net interest income.
Net interest income decreased $5.1 million, or 1.8%, to $278.5 million for the fiscal year ended September 30, 2024 compared to $283.6 million for the fiscal year ended September 30, 2023. The decrease in net interest income was primarily due to an increase in the cost of interest-bearing liabilities, mainly certificates of deposit, partially offset by an increase in the yield on interest-earning assets, primarily loans. The weighted average balance and cost of the certificates of deposit portfolio increased 88% and 127 basis points, respectively. Balance growth was driven both by new deposit accounts and balances that migrated from savings and checking accounts. Certificate of deposit accounts that matured and repriced into a higher interest rate environment contributed to the cost increase. The interest rate spread was 1.38% for the fiscal year ended September 30, 2024, a 19 basis point decrease from 1.57% for the fiscal year ended September 30, 2023. The net interest margin was 1.69% for the fiscal year ended September 30, 2024 compared to 1.80% for the prior year period.
During both the fiscal year ended September 30, 2024 and September 30, 2023, there was a $1.5 million release of provision for credit losses. Continued recoveries of loan amounts previously charged off and low levels of current loan charge-offs resulted in the release of provision. Net loan recoveries totaled $4.7 million for the fiscal year ended September 30, 2024 and $6.4 million for the same period in the prior year.
The total allowance for credit losses at September 30, 2024 was $97.8 million, or 0.64% of total loans receivable, compared to $104.8 million, or 0.69% of total loans receivable, at September 30, 2023. The decrease was mainly due to the October 1, 2023 adoption of accounting guidance related to accounting for troubled debt restructurings ("TDRs"), which resulted in a $10.2 million reduction to the allowance and a $7.9 million adjustment to retained earnings, net of tax. The decrease was partially offset by an increase in total expected loss estimates related to growth in loans held for investment, primarily in the home equity loans and lines of credit portfolios. The allowance for credit losses included $27.8 million and $27.5 million in liabilities for unfunded commitments at September 30, 2024 and September 30, 2023, respectively. Total loan delinquencies increased to $31.9 million, or 0.21% of total loans receivable, at September 30, 2024 from $28.6 million, or 0.19% of total loans receivable, at June 30, 2024 and $23.4 million, or 0.15% of total loans receivable, at September 30, 2023. Non-accrual loans totaled $33.6 million, or 0.22% of total loans receivable, at September 30, 2024, a decrease from $35.4 million, or 0.23% of total loans receivable, at June 30, 2024 and an increase from $31.9 million, or 0.21% of total loans receivable, at September 30, 2023.
Total non-interest income increased $3.3 million, or 15.4%, to $24.7 million for the fiscal year ended September 30, 2024, from $21.4 million for the fiscal year ended September 30, 2023, primarily due to a $2.2 million increase in net gain on the sale of loans and a $0.6 million increase in the yield on bank owned life insurance contracts. There were $247.4 million of residential mortgage loans, primarily long-term fixed-rate loans, sold during the fiscal year ended September 30, 2024, including those in contracts pending settlement at the end of the period, with a net gain on sale of $2.7 million. During the fiscal year ended September 30, 2023, $77.2 million of residential mortgage loans were sold with a net gain on sale of $0.5 million.
Total non-interest expense decreased $8.8 million, or 4.1%, to $204.3 million for the fiscal year ended September 30, 2024, from $213.1 million for the fiscal year ended September 30, 2023. The change included decreases of $5.6 million in marketing costs and $5.0 million in salaries and employee benefits, partially offset by an increase of $1.1 million in federal ("FDIC") insurance premiums. The decrease in salaries and employee benefits was primarily related to decreases in staffing and accruals for discretionary incentive payments. FDIC premiums increased primarily due to growth in the total balance of deposit accounts.
Total assets increased by $172.8 million, or 1%, to $17.09 billion at September 30, 2024 from $16.92 billion at September 30, 2023. The increase was mainly the result of increases in loans held for investment, and to a lesser extent, investment securities and loans held for sale, partially offset by a decrease in Federal Home Loan Bank ("FHLB") stock.
Loans held for investment, net of allowance and deferred loan expenses, increased $156.3 million, or 1%, to $15.32 billion at September 30, 2024 from $15.17 billion at September 30, 2023. Home equity loans and lines of credit increased $854.8 million to $3.89 billion and the residential mortgage loan portfolio decreased $693.0 million to $11.39 billion. The decrease in residential mortgage loans included $247.4 million of loans sold or committed for sale. Loans originated and purchased during the fiscal year ended September 30, 2024 included $854.2 million of residential mortgage loans and $2.28 billion of equity loans and lines of credit compared to $1.86 billion of residential mortgage loans and $1.70 billion of equity loans and lines of credit originated or purchased during the fiscal year ended September 30, 2023. The decrease in mortgage loan originations was primarily due to a relatively high interest rate environment, resulting in minimal refinance activity. New mortgage loans included 93% purchases and 18% adjustable rate loans during the fiscal year ended September 30, 2024.
Loans held for sale increased $14.5 million to $17.8 million at September 30, 2024, from $3.3 million at September 30, 2023, due to an increase in both loans committed to future delivery contracts with Fannie Mae and loans intended for future sale.
Investment securities increased $17.9 million, or 4%, to $526.3 million at September 30, 2024 from $508.3 million at September 30, 2023 primarily due to changes in fair values related to fluctuations in market interest rates.
FHLB stock decreased $18.6 million to $228.5 million at September 30, 2024 from $247.1 million at September 30, 2023. The decrease is a result of stock redemptions by the FHLB related to a decrease in the balance of FHLB advances. The FHLB has collateral requirements on funds borrowed that dictate the minimum amount of stock owned at any given time.
Deposits increased $745.3 million, or 8%, to $10.20 billion at September 30, 2024 from $9.45 billion at September 30, 2023. The increase was the result of a $1.37 billion increase in primarily retail certificates of deposit, partially offset by a $332.8 million decrease in savings accounts, a $153.5 million decrease in checking accounts and a $153.4 million decrease in money market deposit accounts. There was $1.22 billion in brokered deposits at September 30, 2024 compared to $1.16 billion at September 30, 2023. The increase in retail deposits was achieved through competitive rate and enhanced product offerings, supported by marketing efforts.
Borrowed funds decreased $480.8 million, or 9%, to $4.79 billion at September 30, 2024 from $5.27 billion at September 30, 2023. The decrease was primarily due to a decrease in overnight advances, and term advances, aligned with interest rate swap contracts, paid off at maturity. The total balance of borrowed funds at September 30, 2024, all from the FHLB, included $40.0 million of overnight advances, $1.81 billion of term advances with a weighted average maturity of approximately 2.0 years, and $2.93 billion of term advances, aligned with interest rate swap contracts, with a remaining weighted average effective maturity of approximately 3.2 years. Additional borrowing capacity at the FHLB was $2.09 billion at September 30, 2024.
Total shareholders' equity decreased $64.7 million, or 3%, to $1.86 billion at September 30, 2024 from $1.93 billion at September 30, 2023. Activity reflects $79.6 million of net income, a $7.9 million positive adjustment to retained earnings related to a change in accounting principle described above with respect to changes in the allowance for credit losses, a $100.8 million net decrease in accumulated other comprehensive income, dividends paid of $59.0 million and net positive adjustments of $7.6 million related to our stock compensation and employee stock ownership plans. The change in accumulated other comprehensive income was primarily due to a net decrease in unrealized gains and losses on swap contracts. There were no stock repurchases during the fiscal year ended September 30, 2024. The Company's eighth stock repurchase program allows for a total of 10,000,000 shares to be repurchased, with 5,191,951 shares authorized for repurchase at September 30, 2024.
The Company declared and paid a quarterly dividend of $0.2825 per share during each quarter of fiscal year 2024. As a result of a mutual member vote, Third Federal Savings and Loan Association of Cleveland, MHC (the "MHC"), the mutual holding company that owns approximately 81% of the outstanding stock of the Company, was able to waive its receipt of its share of the dividend paid. Under Federal Reserve regulations, the MHC is required to obtain the approval of its members every 12 months for the MHC to waive its right to receive dividends. As a result of a July 9, 2024 member vote and subsequent non-objection, the MHC has the approval to waive receipt of up to $1.13 per share of possible dividends to be declared on the Company’s common stock during the twelve months subsequent to the members’ approval (i.e., through July 9, 2025), including a total of up to $0.8475 remaining. The MHC has conducted the member vote to approve the dividend waiver each of the past eleven years under Federal Reserve regulations and for each of those eleven years, approximately 97% of the votes cast were in favor of the waiver.
The Company operates under the capital requirements for the standardized approach of the Basel III capital framework for U.S. banking organizations (“Basel III Rules”). At September 30, 2024 all of the Company's capital ratios exceed the amounts required for the Company to be considered "well capitalized" for regulatory capital purposes. The Company's Tier 1 leverage ratio was 10.89%, its Common Equity Tier 1 and Tier 1 ratios were each 18.50% and its total capital ratio was 19.24%.
Presentation slides as of September 30, 2024 will be available on the Company's website, www.thirdfederal.com, under the Investor Relations link within the "Recent Presentations" menu, beginning October 31, 2024. The Company will not be hosting a conference call to discuss its operating results.

Third Federal Savings and Loan Association is a leading provider of savings and mortgage products, and operates under the values of love, trust, respect, a commitment to excellence and fun. Founded in Cleveland in 1938 as a mutual association by Ben and Gerome Stefanski, Third Federal’s mission is to help people achieve the dream of home ownership and financial security. It became part of a public company in 2007 and celebrated its 85th anniversary in May 2023. Third Federal, which lends in 27 states and the District of Columbia, is dedicated to serving consumers with competitive rates and outstanding service. Third Federal, an equal housing lender, has 21 full service branches in Northeast Ohio, two lending offices in Central and Southern Ohio, and 16 full service branches throughout Florida. As of September 30, 2024, the Company’s assets totaled $17.09 billion.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:
●	statements of our goals, intentions and expectations;
●	statements regarding our business plans and prospects and growth and operating strategies;
●	statements concerning trends in our provision for credit losses and charge-offs on loans and off-balance sheet exposures;
●	statements regarding the trends in factors affecting our financial condition and results of operations, including credit quality of our loan and investment portfolios; and
●	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:
●	significantly increased competition among depository and other financial institutions, including with respect to our ability to charge overdraft fees;
●	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments, or our ability to originate loans;
●	general economic conditions, either globally, nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected;
●
the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and its impact on the credit quality of our loans and other assets, and changes in estimates of the allowance for credit losses;

●	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;
●	changes in consumer spending, borrowing and savings habits, including repayment speeds on loans;
●	adverse changes and volatility in the securities markets, credit markets or real estate markets;
●	our ability to manage market risk, credit risk, liquidity risk, reputational risk, regulatory risk and compliance risk;
●	our ability to access cost-effective funding;
●	changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio;
●	legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings, MHC to waive dividends;
●	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the FASB or the PCAOB;
●	the adoption of implementing regulations by a number of different regulatory bodies, and uncertainty in the exact nature, extent and timing of such regulations and the impact they will have on us;
●	our ability to enter new markets successfully and take advantage of growth opportunities;
●	our ability to retain key employees;
●	future adverse developments concerning Fannie Mae or Freddie Mac;
●	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury, the Federal Reserve System, Fannie Mae, the OCC, FDIC, and others;
●	the continuing governmental efforts to restructure the U.S. financial and regulatory system;
●	the ability of the U.S. Government to remain open, function properly and manage federal debt limits;
●	changes in policy and/or assessment rates of taxing authorities that adversely affect us or our customers;
●	changes in accounting and tax estimates;
●	changes in our organization and changes in expense trends, including but not limited to trends affecting non-performing assets, charge-offs and provisions for credit losses;
●	the inability of third-party providers to perform their obligations to us;
●	civil unrest;
●	cyber-attacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems; and
●	the impact of wide-spread pandemic, including COVID-19, and related government action, on our business and the economy.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2024	June 30, 2024	September 30, 2023
ASSETS
Cash and due from banks	$26,287	$29,411	$29,134
Other interest-earning cash equivalents	437,431	531,024	437,612
Cash and cash equivalents	463,718	560,435	466,746
Investment securities available for sale	526,251	522,967	508,324
Mortgage loans held for sale	17,775	30,391	3,260
Loans held for investment, net:
Mortgage loans	15,321,400	15,189,683	15,177,844
Other loans	5,705	5,070	4,411
Deferred loan expenses, net	64,956	62,738	60,807
Allowance for credit losses on loans	(70,002)	(67,529)	(77,315)
Loans, net	15,322,059	15,189,962	15,165,747
Mortgage loan servicing rights, net	7,627	7,591	7,400
Federal Home Loan Bank stock, at cost	228,494	232,083	247,098
Real estate owned, net	174	431	1,444
Premises, equipment, and software, net	33,187	33,665	34,708
Accrued interest receivable	59,398	58,615	53,910
Bank owned life insurance contracts	317,977	315,710	312,072
Other assets	114,125	83,090	117,270
TOTAL ASSETS	$17,090,785	$17,034,940	$16,917,979
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$10,195,079	$10,025,977	$9,449,820
Borrowed funds	4,792,847	4,829,365	5,273,637
Borrowers’ advances for insurance and taxes	113,637	66,757	124,417
Principal, interest, and related escrow owed on loans serviced	28,753	16,867	29,811
Accrued expenses and other liabilities	97,845	180,910	112,933
Total liabilities	15,228,161	15,119,876	14,990,618
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued	3,323	3,323	3,323
Paid-in capital	1,754,365	1,753,074	1,755,027
Treasury stock, at cost	(772,195)	(772,195)	(776,101)
Unallocated ESOP shares	(22,750)	(23,834)	(27,084)
Retained earnings—substantially restricted	915,489	912,082	886,984
Accumulated other comprehensive income	(15,608)	42,614	85,212
Total shareholders’ equity	1,862,624	1,915,064	1,927,361
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,090,785	$17,034,940	$16,917,979

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the three months ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023	September 30, 2023
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$172,412	$166,268	$162,970	$162,035	$154,763
Investment securities available for sale	4,694	4,663	4,476	4,395	4,141
Other interest and dividend earning assets	11,410	13,975	16,047	10,729	9,836
Total interest and dividend income	188,516	184,906	183,493	177,159	168,740
INTEREST EXPENSE:
Deposits	80,196	75,521	72,685	64,326	55,565
Borrowed funds	39,605	40,112	39,430	43,741	42,812
Total interest expense	119,801	115,633	112,115	108,067	98,377
NET INTEREST INCOME	68,715	69,273	71,378	69,092	70,363
PROVISION (RELEASE) FOR CREDIT LOSSES	1,000	(500)	(1,000)	(1,000)	500
NET INTEREST INCOME AFTER PROVISION (RELEASE) FOR CREDIT LOSSES	67,715	69,773	72,378	70,092	69,863
NON-INTEREST INCOME:
Fees and service charges, net of amortization	2,379	2,097	1,845	1,748	2,061
Net gain (loss) on the sale of loans	1,101	723	442	481	(119)
Increase in and death benefits from bank owned life insurance contracts	2,361	2,254	2,193	3,191	2,204
Other	579	1,171	1,242	895	954
Total non-interest income	6,420	6,245	5,722	6,315	5,100
NON-INTEREST EXPENSE:
Salaries and employee benefits	26,320	26,845	27,501	27,116	28,660
Marketing services	5,334	4,867	5,099	4,431	3,881
Office property, equipment and software	7,158	7,008	7,303	6,845	6,886
Federal insurance premium and assessments	3,522	3,258	4,013	3,778	3,629
State franchise tax	1,086	1,244	1,238	1,176	1,185
Other expenses	7,664	7,566	7,044	6,931	7,243
Total non-interest expense	51,084	50,788	52,198	50,277	51,484
INCOME BEFORE INCOME TAXES	23,051	25,230	25,902	26,130	23,479
INCOME TAX EXPENSE	4,836	5,277	5,189	5,423	3,933
NET INCOME	$18,215	$19,953	$20,713	$20,707	$19,546
Earnings per share - basic and diluted	$0.06	$0.07	$0.07	$0.07	$0.07
Weighted average shares outstanding
Basic	278,399,318	278,291,376	278,183,041	277,841,526	277,589,775
Diluted	279,404,704	279,221,360	279,046,837	279,001,898	278,826,441

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Year Ended
	September 30,
	2024	2023
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$663,685	$565,610
Investment securities available for sale	18,228	14,370
Other interest and dividend earning assets	52,161	31,939
Total interest and dividend income	734,074	611,919
INTEREST EXPENSE:
Deposits	292,728	174,201
Borrowed funds	162,888	154,151
Total interest expense	455,616	328,352
NET INTEREST INCOME	278,458	283,567
PROVISION (RELEASE) FOR CREDIT LOSSES	(1,500)	(1,500)
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	279,958	285,067
NON-INTEREST INCOME:
Fees and service charges, net of amortization	8,069	7,840
Net gain on the sale of loans	2,747	498
Increase in and death benefits from bank owned life insurance contracts	9,999	9,355
Other	3,887	3,736
Total non-interest income	24,702	21,429
NON-INTEREST EXPENSE:
Salaries and employee benefits	107,782	112,785
Marketing services	19,731	25,288
Office property, equipment and software	28,314	27,734
Federal insurance premium and assessments	14,571	13,452
State franchise tax	4,744	4,891
Other expenses	29,205	28,979
Total non-interest expense	204,347	213,129
INCOME BEFORE INCOME TAXES	100,313	93,367
INCOME TAX EXPENSE	20,725	18,117
NET INCOME	$79,588	$75,250
Earnings per share
Basic	$0.28	$0.27
Diluted	$0.28	$0.26
Weighted average shares outstanding
Basic	278,178,496	277,436,382
Diluted	279,143,524	278,583,454

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended			Three Months Ended			Three Months Ended
	September 30, 2024			June 30, 2024			September 30, 2023
	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)	Average Balance	Interest Income/ Expense	Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$460,242	$6,133	5.33%	$618,986	$8,500	5.49%	$370,577	$5,149	5.56%
Investment securities	72,427	918	5.07%	72,161	906	5.02%	63,231	781	4.94%
Mortgage-backed securities	446,480	3,776	3.38%	452,224	3,757	3.32%	449,351	3,360	2.99%
Loans (2)	15,258,648	172,412	4.52%	15,175,535	166,268	4.38%	15,037,776	154,763	4.12%
Federal Home Loan Bank stock	230,335	5,277	9.16%	235,755	5,475	9.29%	247,098	4,687	7.59%
Total interest-earning assets	16,468,132	188,516	4.58%	16,554,661	184,906	4.47%	16,168,033	168,740	4.17%
Noninterest-earning assets	544,705			513,931			503,865
Total assets	$17,012,837			$17,068,592			$16,671,898
Interest-bearing liabilities:
Checking accounts	$832,001	91	0.04%	$866,170	94	0.04%	$993,952	125	0.05%
Savings accounts	1,353,608	4,688	1.39%	1,437,406	4,967	1.38%	1,869,756	7,864	1.68%
Certificates of deposit	7,909,142	75,417	3.81%	7,654,612	70,460	3.68%	6,369,734	47,576	2.99%
Borrowed funds	4,787,825	39,605	3.31%	4,892,621	40,112	3.28%	5,294,285	42,812	3.23%
Total interest-bearing liabilities	14,882,576	119,801	3.22%	14,850,809	115,633	3.11%	14,527,727	98,377	2.71%
Noninterest-bearing liabilities	217,788			261,741			226,083
Total liabilities	15,100,364			15,112,550			14,753,810
Shareholders’ equity	1,912,473			1,956,042			1,918,088
Total liabilities and shareholders’ equity	$17,012,837			$17,068,592			$16,671,898
Net interest income		$68,715			$69,273			$70,363
Interest rate spread (1)(3)			1.36%			1.36%			1.46%
Net interest-earning assets (4)	$1,585,556			$1,703,852			$1,640,306
Net interest margin (1)(5)		1.67%			1.67%			1.74%
Average interest-earning assets to average interest-bearing liabilities	110.65%			111.47%			111.29%
Selected performance ratios:
Return on average assets (1)		0.43%			0.47%			0.47%
Return on average equity (1)		3.81%			4.08%			4.08%
Average equity to average assets		11.24%			11.46%			11.50%

(1)Annualized.
(2)Loans include both mortgage loans held for sale and loans held for investment.
(3)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(4)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended			Year Ended
	September 30, 2024			September 30, 2023
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash equivalents	$549,598	$29,676	5.40%	$356,450	$16,826	4.72%
Investment securities	70,364	3,581	5.09%	23,636	1,123	4.75%
Mortgage-backed securities	447,942	14,647	3.27%	464,919	13,247	2.85%
Loans (1)	15,207,429	663,685	4.36%	14,657,265	565,610	3.86%
Federal Home Loan Bank stock	245,298	22,485	9.17%	233,013	15,113	6.49%
Total interest-earning assets	16,520,631	734,074	4.44%	15,735,283	611,919	3.89%
Noninterest-earning assets	529,310			515,123
Total assets	$17,049,941			$16,250,406
Interest-bearing liabilities:
Checking accounts	$880,893	401	0.05%	$1,093,036	6,081	0.56%
Savings accounts	1,518,453	22,165	1.46%	1,798,663	24,686	1.37%
Certificates of deposit	7,489,887	270,162	3.61%	6,123,979	143,434	2.34%
Borrowed funds	4,985,484	162,888	3.27%	5,114,045	154,151	3.01%
Total interest-bearing liabilities	14,874,717	455,616	3.06%	14,129,723	328,352	2.32%
Noninterest-bearing liabilities	242,634			239,387
Total liabilities	15,117,351			14,369,110
Shareholders’ equity	1,932,590			1,881,296
Total liabilities and shareholders’ equity	$17,049,941			$16,250,406
Net interest income		$278,458			$283,567
Interest rate spread (2)			1.38%			1.57%
Net interest-earning assets (3)	$1,645,914			$1,605,560
Net interest margin (4)		1.69%			1.80%
Average interest-earning assets to average interest-bearing liabilities	111.07%			111.36%
Selected performance ratios:
Return on average assets		0.47%			0.46%
Return on average equity		4.12%			4.00%
Average equity to average assets		11.33%			11.58%

(1)Loans include both mortgage loans held for sale and loans held for investment.
(2)Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)Net interest margin represents net interest income divided by total interest-earning assets.